PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
November 2, 2011	Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Third Quarter of 2011
Declares Cash Dividend of $0.19 per Share and a 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, November 2, 2011) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 16 communities across Kansas, reported net earnings of $1.5 million ($0.56 per diluted share) for the quarter ended September 30, 2011, compared to net earnings of $1.1 million ($0.42 per diluted share) for the third quarter of 2010. For the nine months ended September 30, 2011, the Company reported net earnings of $3.2 million ($1.21 per diluted share), compared to net earnings of $1.2 million ($0.46 per diluted share) in the first nine months of 2010. Management will host a conference call to discuss these results on Thursday, November 3, 2011, at 10:00 a.m. (CT). Investors may participate in the earnings call via telephone by dialing (877) 317-6789. A replay of the call will be available through December 4, 2011, by dialing (877) 344-7529 and using conference number 10005535.

Our Board of Directors declared a cash dividend of $0.19 per share, to be paid November 28, 2011, to common stockholders of record on November 16, 2011. The Board of Directors also declared a 5% stock dividend. The 5% stock dividend will be issued December 15, 2011, to common stockholders of record on December 1, 2011. This is the 11th consecutive year that the Board has declared a 5% stock dividend.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We again achieved solid fundamental earnings in the third quarter of 2011, reporting net earnings of $1.5 million, up 35% from the third quarter of 2010 due to stronger investment performance, a modest increase in net interest income and lower non-interest expenses. During the first nine months of 2011, we recorded net earnings of $3.2 million, up 66% from a year earlier, principally due to a reduction in our provision for loan losses this year after we moved aggressively last year to resolve a handful of problem loans and recognized the associated costs. Landmark has made good progress in improving asset quality and addressing issues in the loan portfolio.  Our ratio of non-performing loans to gross loans continued to decrease to 0.28% at September 30, 2011, compared to 1.37% at September 30, 2010. Loan demand remains soft amid uncertainty in the economy, but we are seeing opportunities for loan growth in some of our markets. During the first half of 2011, we invested in initiatives to improve internal processes and bank profitability, and we began to see some positive results from these initiatives during the third quarter. While it is difficult to forecast future events, we believe our strong capital position, loan portfolio management, and solid fundamental earnings position us for future growth in both assets and earnings.”

Third Quarter Financial Highlights

Net interest income was $4.6 million for the quarter ended September 30, 2011, an increase of $82,000, or 1.8%, compared to the third quarter of 2010. Net interest margin, on a tax equivalent basis, increased from 3.76% during the third quarter of 2010 to 3.77% during the third quarter of 2011. In addition to the higher net interest margin, average interest-earning asset balances increased from $505.5 million during the third quarter of 2010 to $514.5 million during the third quarter of 2011. Our provision for loan losses was $500,000 for the third quarter of both 2011 and 2010.

Total non-interest income remained relatively stable at $2.4 million for the third quarter of 2011 and 2010, but was impacted by a $59,000 decline in fees and service charges, which was partially offset by increases of $25,000 in bank owned life insurance income, $19,000 in other non-interest income and $8,000 in gains on sales of loans.

During the third quarter of 2011, we recognized $186,000 in gains on sales of investment securities as a result of selling approximately $4.7 million of short-term, tax-exempt municipal investment securities and reinvesting the proceeds in longer-term, tax-exempt municipal investment securities to take advantage of the steepness of the municipal yield curve. Partially offsetting the gains were $19,000 of other-than-temporary impairment losses recorded on two common stock investment securities during the third quarter of 2011. During the third quarter of 2010, we recorded credit-related, other-than-temporary impairment losses of $251,000.

Non-interest expense decreased $89,000, or 1.9%, to $4.7 million for the third quarter of 2011 compared to the same period of 2010. The decrease in non-interest expense was primarily the result of a $105,000 decline in our federal deposit insurance premiums, as a result of lower assessment rates that began in the second quarter of 2011, and a $47,000 decline in foreclosure and other real estate expense, resulting from decreased levels of nonperforming loans and other real estate. During the third quarter of 2011, we recorded income tax expense of $437,000, compared to $241,000 during the same period of 2010. Our effective tax rate increased from 17.9% in the third quarter of 2010 to 22.7% during the same period of 2011 due to an increase in taxable income.

Year-to-Date Financial Highlights

During the first nine months of 2011, net interest income decreased $209,000, or 1.5%, to $13.4 million compared to the same period of 2010. Our net interest margin, on a tax equivalent basis, was unchanged at 3.79% during the first nine months of both 2011 and 2010. Our average interest-earning assets declined from $515.8 million during the first nine months of 2010 to $507.9 million during the same period of 2011. The provision for loan losses declined from $5.2 million during the first nine months of 2010 to $1.6 million during the same period of 2011 due to improvements in our asset quality, as evidenced by lower levels of non-performing loans and decreased loan charge-offs.

Total non-interest income was $6.5 million for the first nine months of 2011, an increase of $97,000, or 1.5%, from the same period in 2010. The increase in non-interest income resulted from increases of $185,000 in other non-interest income, $155,000 in fees and service charges and $71,000 in bank owned life insurance income. Partially offsetting those increases was a decline of $314,000 in gains on sales of loans as the volume of loans sold in the secondary market declined in 2011 relative to 2010.

During the first nine months of 2011, we recorded a net gain of $167,000 on our investment securities portfolio compared to a net gain of $172,000 during the same period of 2010. During the first nine months of 2010, we realized a $563,000 gain on the sale of investments as we sold some of our high-quality, mortgage-backed investment securities at what we believed to be premium pricing in the marketplace. We also recorded $391,000 in credit-related, other-than-temporary impairment losses during the first nine months of 2010.

 For the first nine months of 2011, non-interest expense increased $389,000, or 2.7%, to $14.7 million as compared to the same period of 2010. The increase in non-interest expense was primarily the result of a $757,000 increase in professional fees, primarily related to engaging consultants to help us review our internal processes and procedures to identify additional opportunities to improve financial performance. Offsetting the higher professional fees was a reduction of $194,000 in foreclosure and real estate owned expense and $175,000 in federal deposit insurance premiums. During the nine months ended September 30, 2011, we recorded income tax expense of $573,000, an effective tax rate of 15.2%, compared to an income tax benefit of $531,000 in the same period of 2010.

Balance Sheet Highlights

Total assets increased to $580.2 million at September 30, 2011, from $561.5 million at December 31, 2010. Stockholders’ equity was $58.0 million (book value of $21.91 per share) at September 30, 2011, compared to $53.8 million (book value of $20.41 per share) at December 31, 2010. The ratio of equity to total assets increased to 10.0% at September 30, 2011, from 9.58% at December 31, 2010, and our ratio of tangible equity to tangible assets increased to 7.65% from 7.08% over the same periods. Net loans increased to $307.1 million at September 30, 2011, compared to $306.7 million at December 31, 2010. Our investments increased from $175.9 million at December 31, 2010, to $193.2 million at September 30, 2011, as we invested some of our excess liquidity during the first nine months of 2011.

At September 30, 2011, the allowance for loan losses was $4.3 million, or 1.39% of gross loans outstanding, compared to $5.0 million, or 1.60% of gross loans outstanding, at December 31, 2010. Non-performing loans decreased to $863,000, or 0.28% of gross loans, at September 30, 2011, from $4.8 million, or 1.55% of gross loans, at December 31, 2010. Net loan charge-offs were $182,000 and $2.2 million for the three- and nine-month periods ended September 30, 2011, compared to $273,000 and $6.1 million in the comparable 2010 periods.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 21 locations in 16 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”).  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights
(Dollars in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
	September 30,	December 31,	September 30,
	2011	2010	2010
ASSETS:
Cash and cash equivalents	$15,167	$9,735	$13,042
Investment securities	193,234	175,872	164,750
Loans, net	307,059	306,668	322,913
Loans held for sale	8,590	12,576	10,162
Premises and equipment, net	14,807	15,225	15,311
Bank owned life insurance	16,015	13,080	12,917
Goodwill	12,894	12,894	12,894
Other intangible assets, net	1,875	2,233	2,218
Other assets	10,567	13,223	13,096
TOTAL ASSETS	$580,208	$561,506	$567,303

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$451,229	$431,314	$436,167
Federal Home Loan Bank and other borrowings	63,010	70,301	69,330
Other liabilities	7,949	6,074	6,677
Total liabilities	522,188	507,689	512,174
Stockholders' equity	58,020	53,817	55,129
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$580,208	$561,506	$567,303

LOANS (unaudited):

One-to-four family residential real estate	$78,704	$79,631	$82,642
Construction and land	22,107	23,652	26,439
Commercial real estate	94,132	92,124	96,240
Commercial	53,209	57,286	59,963
Agriculture	42,277	38,836	41,446
Municipal	7,274	5,393	5,465
Consumer	13,446	14,385	15,076
Net deferred loan costs and loans in process	233	328	242
Allowance for loan losses	(4,323)	(4,967)	(4,600)
Loans, net	$307,059	$306,668	$322,913

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$863	$4,817	$4,469
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	1,109	1,125	1,131
Real estate owned	2,749	3,194	4,093
Total non-performing assets	$4,721	$9,136	$9,693

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	1.13%	0.44%	0.84%
Total non-performing loans to gross loans outstanding	0.28%	1.55%	1.37%
Total non-performing assets to total assets	0.81%	1.63%	1.71%
Allowance for loan losses to gross loans outstanding	1.39%	1.60%	1.41%
Allowance for loan losses to total non-performing loans	500.93%	103.11%	102.93%
Equity to total assets	10.00%	9.58%	9.72%
Tangible equity to tangible assets (1)	7.65%	7.08%	7.25%

(1) Tangible equity to tangible assets ratio is calculated as stockholders' equity reduced by goodwill and other intangible assets divided by total assets reduced by goodwill and other intangible assets.

Financial Highlights (continued)
(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Interest income:
Loans	$4,374	$4,825	$13,121	$14,605
Investment securities and other	1,317	1,214	3,838	3,945
Total interest income	5,691	6,039	16,959	18,550

Interest expense:
Deposits	669	916	2,132	2,923
Borrowed funds	471	654	1,427	2,018
Total interest expense	1,140	1,570	3,559	4,941

Net interest income	4,551	4,469	13,400	13,609
Provision for loan losses	500	500	1,600	5,200
Net interest income after provision for loan losses	4,051	3,969	11,800	8,409

Non-interest income:
Fees and service charges	1,271	1,330	3,625	3,470
Gains on sales of loans, net	841	833	1,923	2,237
Bank owned life insurance	149	124	443	372
Other	120	101	535	350
Total non-interest income	2,381	2,388	6,526	6,429

Investment securities gains (losses), net:
Net impairment losses	(19)	(251)	(19)	(391)
Gains on sales of investment securities	186	-	186	563
Investment securities gains (losses), net	167	(251)	167	172

Non-interest expense:
Compensation and benefits	2,338	2,358	7,009	6,997
Occupancy and equipment	755	731	2,183	2,123
Professional fees	159	113	1,190	433
Data processing	187	208	564	640
Amortization of intangibles	190	208	551	569
Advertising	128	137	425	374
Federal deposit insurance premiums	75	180	367	542
Foreclosure and real estate owned expense	20	67	84	278
Other	821	760	2,358	2,386
Total non-interest expense	4,673	4,762	14,731	14,342

Earnings before income taxes	1,926	1,344	3,762	668
Income tax (benefit) expense	437	241	573	(531)
Net earnings	$1,489	$1,103	$3,189	$1,199

Net earnings per share (1)
Basic	$0.56	$0.42	$1.21	$0.46
Diluted	0.56	0.42	1.21	0.46

Book value per share (1)	$21.91	$20.97	$21.91	$20.97

Shares outstanding at end of period (1)	2,648,050	2,629,478	2,648,050	2,629,478

Weighted average common shares outstanding - basic (1)	2,648,050	2,629,478	2,644,360	2,625,951
Weighted average common shares outstanding - diluted (1)	2,648,622	2,631,662	2,644,976	2,628,401

OTHER DATA (unaudited):
Return on average assets (2)	1.02%	0.77%	0.74%	0.28%
Return on average equity (2)	10.35%	8.05%	7.67%	2.93%
Net interest margin (2) (3)	3.77%	3.76%	3.79%	3.79%

(1) Share and per share values at or for the periods ended September 30, 2010 have been adjusted to give effect to the 5% stock dividend paid during December 2010.
(2) Information for the three and nine months ended September 30 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.